Exhibits 5.1 and 23.2

SCHNEIDER WEINBERGER & BEILLY LLP
Attorneys-at-Law
2200 CORPORATE BOULEVARD, N.W., SUITE 210
Boca Raton, Florida 33431-7307
Telephone
James M. Schneider, P.A.	(561) 362-9595
Steven I. Weinberger, P.A.	Facsimile
Roxanne K. Beilly, P.A.	(561) 362-9612

October 6, 2008

Genesis Pharmaceuticals Enterprises, Inc.
Middle Section, Longmao Street
Area A, Laiyang Waixiangxing Industrial Park
Laiyang City, Yantai, Shandong Province, PRC 265200

Re:	Registration Statement on Form S-1 (the “Registration Statement”)
Genesis Pharmaceuticals Enterprises, Inc. (the “Company”)

Dear Sir or Madam:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the registration for public sale of an aggregate of 1,821,419 shares of common stock of the Company, $0.001 par value, (hereinafter referred to as the “Registrable Securities”), 321,498 common shares of which are issuable upon exercise of the Company’s warrants issued in November 2007 and 1,498,921 common shares of which are issuable upon exercise of the Company’s Class A Warrants, all as described in the Registration Statement.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registrable Shares; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registrable Shares are to be issued; (e) applicable provisions of the General Corporation Act of Florida and (f) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments..

Based upon and subject to the foregoing, we are of the opinion that the Registrable Shares presently issued are validly issued, fully paid and non-assessable, and the balance of Registrable Shares or when issued in accordance with their terms and, upon receipt by the Company of the agreed upon consideration therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, provided that such consent shall not constitute an admission that we are an “Expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

SCHNEIDER WEINBERGER & BEILLY LLP

/s/ Schneider Weinberger & Beilly LLP